Exhibit 23.4


                        Consent of Independent Auditors


Aetna Life and Casualty Company
  Incentive Savings Plan Committee:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Aetna Inc. for the registration of common stock of Aetna Inc. issuable pursuant to the Aetna Life and Casualty Company Incentive Savings Plan and the Amended and Restated U.S. Healthcare, Inc. Savings Plan of our report dated April 5, 1996, relating to the statements of net assets available for the benefits of Aetna Life and Casualty Company Incentive Savings Plan as of December 31, 1995 and 1994, the related statement of changes in net assets available for the benefits for the year ended December 31, 1995, and the 1995 supplementary information, which report appears in the Annual Report on Form 11-K of Aetna Life and Casualty Company Incentive Savings Plan for the year ended December 31, 1995.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


                                                   /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
July 16, 1996